For Immediate Release	Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
(201) 444-7100

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – July 20, 2016 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.03 per share cash dividend. Common stockholders of record as of August 1, 2016 will be paid the dividend on August 15, 2016.

In announcing the dividend, Chairman Richard Culp stated, “We are pleased to continue to show our commitment to shareholders by paying a quarterly cash dividend. This dividend represents the seventy-fifth consecutive quarterly dividend since the Corporation began paying quarterly dividends in 1998.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The Board of Directors remains committed to providing value to our shareholders as well as giving back to the community through the bank’s unique tithing mission.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank (ASB) is proudly celebrating 30 years of serving the greater New Jersey market. ASB is a full-service community bank serving both individuals and businesses; and is known for tithing, or sharing, 10% of its pre-tax profits with Christian and local charities selected by the Board of Directors. To date, ASB’s total tithing donations total $8.8 million. ASB maintains 11 banking locations in NJ, including; Hawthorne, Midland Park, Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Westwood, Wyckoff, and two offices in Wayne. ASB invites you to visit their website at www.asbnow.com for additional information and to learn more.

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